   PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 373 DATED FEBRUARY 6,
                                2004 -- NO. 460

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                           -------------------------
                                   $4,170,000

                      Exchangeable Notes due December 2009
                 (Exchangeable for Common Stock of Yahoo! Inc.)
                           -------------------------

     This pricing supplement and the accompanying prospectus supplement no. 373, relating to the exchangeable notes, should be read together. Because the exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 373 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 373, unless the context requires otherwise.

     The exchangeable notes offered by this pricing supplement, which we call the "notes" or the "offered notes", have the terms described in the accompanying prospectus supplement no. 373, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.

FACE AMOUNT: $4,170,000 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE: 120% of the face amount

NET PROCEEDS TO THE ISSUER: 119.65% of the face amount

TRADE DATE: December 8, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE): December 15, 2004

STATED MATURITY DATE: December 15, 2009, unless extended for up to six business days

INTEREST RATE (COUPON): 0.0%; the offered notes will not bear interest

INDEX STOCK AND INDEX STOCK ISSUER: common stock of Yahoo! Inc.

PRINCIPAL AMOUNT: on the stated maturity date, we will pay the holder of an offered note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, we exercise the call right or an automatic exchange occurs

EXCHANGE RATE: 28.968 shares of index stock for each $1,000 of outstanding face amount exchanged, subject to anti-dilution adjustment. Upon any voluntary or automatic exchange, we may, in our sole discretion, elect to pay the cash value of the index stock we would otherwise be obligated to deliver, as described in the accompanying prospectus supplement no. 373

EARLIEST CALL DATE; REDEMPTION PRICE: we may, in our sole discretion, redeem the offered notes at any time after December 15, 2006, at a redemption price equal to 100% of the outstanding face amount; provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange. If we call the offered notes, we will give notice to the holders not less than 5 nor more than 15 business days before the call date

REFERENCE PRICE OF INDEX STOCK: $37.269 per share

DENOMINATIONS: face amount of $1,000 and $1,000 integral multiples thereof

CUSIP NO.: 38143UAZ4

     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-2 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 373 so that you may better understand those risks.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                             ----------------------

                   Pricing Supplement dated December 8, 2004.

EXPIRATION OF EXCHANGE
RIGHT: If a holder wishes to exercise the exchange right, the required deliveries described in the accompanying prospectus supplement no. 373 under "General Terms of the Exchangeable
                                Notes -- Holder's Exchange Right -- Exercise
                                Requirements" must be made no later than 11:00 A.M., New York City time, on the business day before the determination date or any call notice date, whichever is earlier.

NO LISTING:                     The offered notes will not be listed on any
                                securities exchange or interdealer market quotation system.

ADDITIONAL RISK FACTORS
SPECIFIC TO YOUR NOTE:          ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY
                                OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE
                                ON THE DATE OF THIS PRICING SUPPLEMENT (AS
                                DETERMINED BY REFERENCE TO PRICING MODELS USED
                                BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS
                                THAN THE ORIGINAL ISSUE PRICE

                                The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

                                If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "Additional Risk Factors Specific to Your
                                Note -- The Market Price of Your Note May Be
                                Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 373.

                                Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

                                There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "Additional Risk Factors Specific to Your Note -- Your Note May Not Have an Active Trading Market" in the accompanying prospectus supplement no. 373.

YAHOO! INC.:                    According to its publicly available documents,
                                Yahoo! Inc. is a provider of comprehensive
                                Internet products and services to consumers and businesses through its worldwide network of online properties. Information filed with the SEC by Yahoo! Inc. under the Exchange Act can be located by referencing its SEC file number:
                                000-28018.

HISTORICAL TRADING PRICE
INFORMATION:                    The index stock is traded on the Nasdaq National
                                Market System under the symbol "YHOO". The following table shows the quarterly high, low and final closing prices for the index stock as traded on the Nasdaq National Market System for the four calendar quarters in each of 2002 and 2003 and for the four calendar quarters in 2004, through December 8, 2004. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

                                The actual performance of the index stock over the life of the offered notes may bear little relation to the historical trading prices of the index stock shown below.

                                                                            HIGH      LOW      CLOSE
                                                                           ------    ------    ------
                                 2002
                                   Quarter ended March 31................  10.25      7.22      9.235
                                   Quarter ended June 30.................   9.42      6.86      7.38
                                   Quarter ended September 30............   7.13      4.50      4.785
                                   Quarter ended December 31.............   9.20      4.5405    8.175
                                 2003
                                   Quarter ended March 31................  12.38      8.77     12.01
                                   Quarter ended June 30.................  16.475    11.385    16.38
                                   Quarter ended September 30............  18.925    14.45     17.69
                                   Quarter ended December 31.............  22.585    18.185    22.585
                                 2004
                                   Quarter ended March 31................  24.87     20.825    24.295
                                   Quarter ended June 30.................  36.33     24.175    36.33
                                   Quarter ended September 30............  34.38     25.69     33.91
                                   Quarter ending December 31 (through
                                     December 8, 2004)...................  39.14     34.05     37.05
                                   Closing price on December 8, 2004.....                      37.05

                                As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 373.

HYPOTHETICAL RETURNS TABLE:     In the table below, we compare the total pretax
                                return on owning the index stock to the total pretax return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the index stock and your note at the end of this period, and on the key terms and assumptions stated in the box below.

                                The index stock has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock shown above or to the hypothetical return examples shown below.

                                            KEY TERMS AND ASSUMPTIONS

                                 Original issue price, expressed
                                   as a percentage of the face
                                   amount                                         120%
                                 Exchange rate                           28.968 shares
                                 Reference price of index stock      $37.269 per share
                                 Annual index stock dividend
                                   yield, expressed as a
                                   percentage of the reference
                                   price of the index stock
                                   (assumed)                                      0.0%
                                 Automatic exchange in full on
                                   the stated maturity
                                   date -- i.e., no prior
                                   redemption or voluntary
                                   exchange (assumed)
                                 No anti-dilution adjustments to
                                   exchange rate (assumed)
                                 No market disruption event
                                   occurs (assumed)

                                We calculate the total pretax return on your note based on the exchange rate of 28.968 shares of the index stock for each $1,000 of the outstanding face amount of your note.

                                The closing price of the index stock must be, on the determination date, more than $41.425 per share in order for the holder of a note to receive stock or cash having a value in excess of the original issue price (120% of the outstanding face amount) of the note on the stated maturity date. This closing price is substantially higher than the reference price of $37.269 per share.

                                As stated above, the following table assumes that no dividends will be paid on the index stock. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of pretax return on the index stock during the life of the offered notes, may differ substantially from the information reflected in the table below.

                                                   INDEX STOCK                               YOUR NOTE
                                 -----------------------------------------------   ------------------------------
                                                   HYPOTHETICAL     HYPOTHETICAL    HYPOTHETICAL
                                 HYPOTHETICAL    CLOSING PRICE ON   PRETAX TOTAL   MARKET VALUE ON   HYPOTHETICAL
                                 CLOSING PRICE   STATED MATURITY     RETURN ON     STATED MATURITY   PRETAX TOTAL
                                   ON STATED       DATE AS % OF      THE INDEX      DATE AS % OF      RETURN ON
                                 MATURITY DATE   REFERENCE PRICE       STOCK         FACE AMOUNT      YOUR NOTE
                                 --------------------------------------------------------------------------------
                                      0.00              0.0%         --100.0%          100.0%            0.0%
                                 --------------------------------------------------------------------------------
                                     18.63             50.0%          --50.0%          100.0%            0.0%
                                 --------------------------------------------------------------------------------
                                     22.36             60.0%          --40.0%          100.0%            0.0%
                                 --------------------------------------------------------------------------------
                                     26.09             70.0%          --30.0%          100.0%            0.0%
                                 --------------------------------------------------------------------------------
                                     29.82             80.0%          --20.0%          100.0%            0.0%
                                 --------------------------------------------------------------------------------
                                     33.54             90.0%          --10.0%          100.0%            0.0%
                                 --------------------------------------------------------------------------------
                                     37.27            100.0%             0.0%          108.0%            8.0%
                                 --------------------------------------------------------------------------------
                                     41.00            110.0%            10.0%          118.8%           18.8%
                                 --------------------------------------------------------------------------------
                                     41.42            111.0%            11.1%          120.0%           20.0%
                                 --------------------------------------------------------------------------------
                                     44.72            120.0%            20.0%          129.6%           29.6%
                                 --------------------------------------------------------------------------------
                                     48.45            130.0%            30.0%          140.3%           40.3%
                                 --------------------------------------------------------------------------------
                                     52.18            140.0%            40.0%          151.1%           51.1%
                                 --------------------------------------------------------------------------------
                                     55.90            150.0%            50.0%          161.9%           61.9%
                                 --------------------------------------------------------------------------------
                                     59.63            160.0%            60.0%          172.7%           72.7%
                                 --------------------------------------------------------------------------------
                                     63.36            170.0%            70.0%          183.5%           83.5%
                                 --------------------------------------------------------------------------------
                                     67.08            180.0%            80.0%          194.3%           94.3%
                                 --------------------------------------------------------------------------------
                                     70.81            190.0%            90.0%          205.1%          105.1%
                                 --------------------------------------------------------------------------------
                                     74.54            200.0%           100.0%          215.9%          115.9%
                                 --------------------------------------------------------------------------------

                                The hypothetical pretax total return on the index stock represents the difference between the hypothetical closing price of one share of index stock on the stated maturity date and the reference price of the index stock. This difference is expressed as a percentage of the reference price.

                                The hypothetical pretax total return on your note represents the difference between the hypothetical market value of your note on the stated maturity date and the original issue price of your note. This difference is expressed as a percentage of the original issue price of your note.

                                We have assumed that the market value of your note on the stated maturity date will equal the greater of the principal amount (100% of outstanding face amount) of your note and the cash value (based on the hypothetical closing prices shown above) of the index stock that we would be obligated to deliver on that date in an automatic exchange of your note. There will be no automatic exchange on the stated maturity date, however, unless that cash value exceeds the outstanding principal amount of your note. Therefore, we have assumed that, unless that cash value exceeds the outstanding principal amount of your note, the market value of your note on the stated maturity date will equal the principal amount.

                                We have also assumed that the closing price of the index stock will be the same on the determination date and the stated maturity date. Because the amount of stock that we will deliver on your note on the stated maturity date will depend on the closing price of the index stock on the determination date, changes in the closing price between the determination date and the stated maturity date could cause the pretax returns on your note to be substantially different from those reflected in the table above.

                                The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Returns on Your Note" in the accompanying prospectus supplement no. 373.

                                Payments on this note are economically
                                equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 373.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 373.

SUPPLEMENTAL DISCUSSION OF
FEDERAL INCOME TAX
CONSEQUENCES:                   The following section supplements the discussion
                                of U.S. federal income taxation in the
                                accompanying prospectus and the accompanying prospectus supplement no. 373. It is the opinion of Sullivan & Cromwell LLP, counsel to The
                                Goldman Sachs Group, Inc. It applies to you only if you are a United States holder who holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

                                - a citizen or resident of the United States;

                                - a domestic corporation;

                                - an estate whose income is subject to United
                                  States federal income tax regardless of its source; or

                                - a trust if a United States court can exercise
                                  primary supervision over the trust's
                                  administration and one or more United States persons are authorized to control all substantial decisions of the trust.

                                This section does not apply to you if you are a member of the special classes of holders described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 373.

                                This section is based on the U.S. Internal
                                Revenue Code of 1986, as amended, its
                                legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

                                YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTE, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                Although the applicable United States Treasury regulations do not directly address notes such as your note, it would be reasonable and you will be required pursuant to the terms of your note to treat your note as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.

                                This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your note prior to your receipt of cash attributable to such income.

                                It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your note) that provide for a call right or exchange right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note (and we intend to make the computation in such a manner) based on the assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.

                                You may obtain the comparable yield and
                                projected payment schedule from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. Under the tax law and the terms of your note, you are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

                                THE COMPARABLE YIELD AND PROJECTED PAYMENT
                                SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF YOUR NOTE, AND WE MAKE NO REPRESENTATION REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO YOUR NOTE.

                                If your note is treated as a contingent payment debt obligation and you purchase your note at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note. The issue price of your note will be the first price at which a substantial amount of the offered notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described below even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price. You can obtain the issue price of the notes by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000.

                                If your note is treated as a contingent payment debt obligation and the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income(or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

                                Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

                                If your note is treated as a contingent payment debt obligation, you will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the fair market value of the amount of cash or index stock you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes. Your holding period in any index stock you receive will begin on the day after receipt. Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                                There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as an investment unit consisting of a debt portion and an option or series of options. Alternatively, the Internal Revenue Service could treat your note as a forward contract to purchase the index stock at the stated maturity date, for which payment was made on the issue date, or as a notional principal contract. The tax treatment of these alternatives is unclear, and you should consult your tax advisor regarding the potential tax consequences of any alternative characterizations of your note.

                                BACKUP WITHHOLDING AND INFORMATION REPORTING

                                Please see the discussion under "United States Taxation -- Taxation of Debt
                                Securities -- Backup Withholding and Information Reporting" in the accompanying prospectus, for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                               NOTICE OF EXCHANGE

                                                          Dated:
The Bank of New York
Corporate Trust Administration
101 Barclay Street, 21W
New York, New York 10286

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
Attn:  Caroline Hyunji Lee   (212-815-4991)
       Hector Herrera        (212-815-4293)
                             Fax: (212-815-5802)
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with a copy to:

Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004

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
Attn:  Sharon Seibold        (212-902-7921)
       Stephen Barnitz       (212-357-4217)
                             Fax: (212-902-7993)
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 Re:  Exchangeable Notes due December 2009, issued by The Goldman Sachs Group,
      Inc. (Exchangeable for Common Stock of Yahoo! Inc.)

      Dear Sirs:

     The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the pricing supplement no. 460, dated December 8, 2004, to the prospectus supplement no. 373, dated February 6, 2004, with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

     If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

     If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

     If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

     Terms used and not defined in this notice have the meanings given to them in the pricing supplement no. 460, dated December 8, 2004, and the prospectus supplement no. 373, dated February 6, 2004. The exchange of the note will be governed by the terms of the note.

     The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

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
Face amount of note to be
exchanged:


$
-----------------------------------
(must be a minimum of $1,000 and
$1,000 integral multiples thereof)
                                     Very truly yours,


                                     ---------------------------------------------------
                                     (Name of beneficial owner or person
                                     authorized to act on its behalf)


                                     ---------------------------------------------------
                                     (Title)


                                     ---------------------------------------------------
                                     (Telephone No.)


                                     ---------------------------------------------------
                                     (Fax No.)


                                     ---------------------------------------------------
                                     (DTC participant account number for
                                     delivery of index stock, if any)
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                                       S-12

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
FOR INTERNAL USE ONLY:
----------------------
Receipt of the above notice of
exchange
is hereby acknowledged:
GOLDMAN, SACHS & CO., as
calculation agent


By:
-----------------------------------
    (Title)

Date and time of receipt:


-----------------------------------
(Date)


-----------------------------------
(Time)
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                                       S-13